EXHIBIT 10(au)

SVB Silicon Valley Bank
A Member of SVB Financial Group

(Working Capital Line of Credit)

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 16, 2009 (the “Effective Date”) is among (a) SILICON VALLEY BANK, a California corporation (“Bank”), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (FAX 617-969-5965) and (b) SPIRE CORPORATION, a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts 01730 (FAX 781-275-7470) (“Spire Corporation”), SPIRE SOLAR, INC., a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts 01730 (“Spire Solar”) (FAX 781-275-7470), SPIRE BIOMEDICAL, INC., a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts 01730 (FAX 781-275-7470) (“Spire Biomedical”), and SPIRE SEMICONDUCTOR, LLC, a Delaware limited liability company, with its principal place of business at 25 Sagamore Park Road, Hudson, New Hampshire 03051 (FAX 781-275-7470) (“Spire Semiconductor”) (Spire Corporation, Spire Solar, Spire Biomedical, and Spire Semiconductor are jointly and severally, individually and collectively, “Borrower”), and provides the terms on which Bank shall lend to Borrower, and Borrower shall repay Bank.  The parties agree as follows:

1            ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Notwithstanding the foregoing, all financial calculations (whether for pricing, covenants, or otherwise) shall be made with regard to Borrower only and not on a consolidated basis. The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2            LOAN AND TERMS OF PAYMENT

2.1         Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1      Financing of Accounts.

(a)  Availability.

(i)           Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts.  Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account.  Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis.

(ii)           Subject to the terms of this Agreement after the occurrence of the Sale Event, and provided that Borrower is Streamline Facility Eligible, Borrower may request that Bank finance Eligible Accounts on an aggregate basis (the “Aggregate Eligible Accounts”).  Bank may, in its good faith business discretion, finance Aggregate Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Aggregate Eligible Accounts.  Bank may, in its sole discretion, change the percentage of the Advance Rate for the Aggregate Eligible Accounts on a case by case basis.

(iii)           Any extension of credit made pursuant to the terms of subsections (i) or (ii) above shall hereinafter be referred to as an “Advance”.  When Bank makes an Advance, the Eligible Account or the Aggregate Eligible Accounts each become a separate “Financed Receivable”.

(b)           Maximum Advances.  The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.  In addition and notwithstanding the foregoing, (i) prior to the occurrence of the Sale Event, the aggregate amount of Advances outstanding hereunder together with all Advances (as defined in the Exim Agreement) outstanding under the Exim Agreement may not exceed Five Million Dollars ($5,000,000.00) at any time, and (ii) the aggregate amount of Advances outstanding hereunder at any time may not exceed Three Million Dollars ($3,000,000.00).

(c)           Borrowing Procedure.  Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer for each Advance it requests, accompanied by an accounts receivable aging, with respect to Advances based upon Aggregate Eligible Accounts, or by invoices (and any other documentation related thereto as requested by Bank), with respect to Advances based upon Eligible Accounts.  Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.

(d)           Credit Quality; Confirmations.  Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account.  Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)           Accounts Notification/Collection.  Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account; provided, however, while Borrower is Streamline Facility Eligible, Bank will provide notice to Borrower of any such verification and/or collection.

(f)           Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.  If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, and at the time of such termination the Exim Agreement has been terminated or matured, Borrower shall pay to Bank a termination fee in an amount equal to Eighty Thousand Dollars ($80,000.00) (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(g)           Maturity.  This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(h)           Suspension of Advances.  Borrower’s ability to request that Bank finance Eligible Accounts and Aggregate Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

(i)           End of Streamline Facility Eligible Status.  On any day that Borrower ceases to be Streamline Facility Eligible, all outstanding Advances made based on Aggregate Eligible Accounts shall be immediately due and payable, together with all Finance Charges accrued thereon.  Provided no Event of Default then exists hereunder and subject to the terms of this Agreement, Bank may, in its good faith business discretion, agree to refinance the outstanding principal amount of such Advances with new Advances made based on specific Eligible Accounts (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof).  In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2(g) hereof and Bank, in its good faith business discretion, may finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement.  If, following such determination, the outstanding principal amount of the Obligations exceeds the amount of Advances Bank has agreed to make based on specific Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(j)           Commencement of Streamline Facility Eligible Status.  On any day that Borrower becomes Streamline Facility Eligible, Borrower may request that Bank refinance the principal amount of all outstanding Advances made based upon Eligible Accounts as Advances made based upon Aggregate Eligible Accounts.  In connection with such request, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing a current accounts receivable aging and Bank may, in its good faith business discretion, agree to finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and the Aggregate Eligible Accounts financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement.  At the time of such refinancing, all accrued Financed Charges and Collateral Handling Fees accrued on the refinanced Advances shall be immediately due and payable.  If, following such determination, the outstanding principal amount of the Obligations exceeds the amount of Advances Bank has agreed to make based on Aggregate Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank for the amount of such excess.

2.1.2      Term Loan.  The existing term loan made pursuant to the Prior Agreement shall be repaid as set forth herein.

(a)         Outstanding Amount.  Borrower hereby acknowledges that it currently has Six Hundred Eighty Thousand Five Hundred Fifty Five and 62/100 Dollars ($680,555.62) outstanding (the “Term Loan”) pursuant to the Prior Agreement, which will not be paid off at the time of the closing of this Agreement.  As of the Effective Date, no further advances or extensions of credit with respect to the Term Loan may be requested or made, even if all or a portion of the Term Loan is prepaid.

(b)         Interest.

(i)           Interest Rate.  The principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Prime Rate plus one and three-quarters of one percent (1.75%).

(ii)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations with respect to the Term Loan shall bear interest at a per annum rate which is five percentage points (5.0%) above the rate that is otherwise applicable thereto.  Payment or acceptance of the increased interest rate provided in this Section 2.1.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(iii)           360-Day Year.  Interest in respect of the Term Loan shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(iv)           Adjustment to Interest Rate.  Changes to the interest rate based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(c)         Repayment.  Commencing on December 1, 2009, and continuing on the first calendar day of each month thereafter, Borrower shall repay the Term Loan in (i) seven (7) monthly installments of principal in an amount equal to (A) Ninety Seven Thousand Two Hundred Twenty Two and 22/100 Dollars ($97,222.22) for each of the first six (6) payments, and (B) Ninety Seven Thousand Two Hundred Twenty Two and 30/100 Dollars ($97,222.30) for the seventh (7th) payment, plus (ii) monthly payments of accrued interest.  Borrower’s final payment, due on June 1, 2010, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

(d)         Cash Security.  As of the Effective Date and thereafter until the Sale Event occurs, Borrower shall provide and maintain at Bank at all times a first priority security interest in cash in a segregated account in an amount equal to the full amount of the outstanding Obligations with respect to the Term Loan.

2.2         Collections, Finance Charges, Remittances and Fees.  The Obligations shall be subject to the following fees and Finance Charges.  Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1      Collections.  Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses.  If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7.

2.2.2      Facility Fee.  A fully earned, non-refundable facility fee of Twenty Thousand Dollars ($20,000.00) is due upon execution of this Agreement (the “Facility Fee”).

2.2.3      Finance Charges.  In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections.  Borrower will pay a finance charge (the “Finance Charge”) on the Financed Receivable Balance which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by (a) with respect to Financed Receivables based on Eligible Accounts, the outstanding Financed Receivable Balance, and (b) with respect to Financed Receivables based on Aggregate Eligible Accounts, the outstanding Streamline Account Balance.  Except as otherwise provided in Section 2.1.1(i), Section 2.1.1(j) and Section 2.3.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  After an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default.  In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period during which Borrower is not Streamline Facility Eligible under this Agreement and the Exim Agreement is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges earned by Bank under this Agreement and the Exim Agreement in such Reconciliation Period.  Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.

2.2.4      Collateral Handling Fee.  With respect to Financed Receivables based upon Eligible Accounts, Borrower will pay to Bank a collateral handling fee equal to 0.30% per month of the Financed Receivable Balance for each such Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”).  This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  Except as otherwise provided in Section 2.1.1(j), the Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections.  After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

2.2.5      Accounting.  After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fees and the Facility Fee.  If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate.  All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.6      Deductions.  Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.7      Lockbox; Account Collection Services.

(a)           Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).  It will be considered an immediate Event of Default if the Lockbox is not set-up and operational on the Effective Date.

(b)           For any time at which such Lockbox is not established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank.  Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.  Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account or an Aggregate Eligible Account at any time prior to the end of the subject Reconciliation Period.  This Section 2.2.7 does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.2.8      Bank Expenses.  Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.3         Repayment of Obligations; Adjustments.

2.3.1      Repayment.

(a)           With respect to Advances made based on specific Eligible Accounts, Borrower will repay each Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or a breach of any covenant in this Agreement, (v) the Maturity Date (including any early termination), or (vi) as required pursuant to Section 2.1.1(j).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

(b)           With respect to Advances made based on Aggregate Eligible Accounts:

(i)           Borrower will pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges on the Advances made based on the Aggregate Eligible Accounts;

(ii)           Borrower will pay the principal amount of each Advance made based on Aggregate Eligible Accounts on the earliest of: (A) the date the Financed Receivable (or any portion thereof) is no longer an Eligible Account, or an Adjustment has been made to any portion of the Aggregate Eligible Accounts, or any Account comprising the Aggregate Eligible Accounts has been paid by the Account Debtor (but in each case only up to the portion of Advances such that the aggregate Financed Receivable Balance (net of any Accounts that are paid, not Eligible Accounts, or subject to an Adjustment) is not less than 125% of the aggregate Advances made thereon), (B) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement, (C) the Maturity Date (including any early termination), or (D) as required pursuant to Section 2.1.1(i).  Each payment shall also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder; and

(iii)           In addition to the foregoing, Borrower hereby authorizes Bank to, up to one (1) time per Reconciliation Period, refinance all outstanding Advances which are made based upon Aggregate Eligible Accounts.  Each such refinancing shall consist of the creation of a new “placeholder note” on the books of Bank which evidences the Financed Receivable Balance with respect to all Advances which are outstanding which are based upon Aggregate Eligible Accounts.

2.3.2      Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fees, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

2.3.3      Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder.  Bank shall promptly notify Borrower when it debits Borrower’s accounts.  These debits shall not constitute a set-off.

2.3.4      Adjustments.  If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment, Borrower issues a credit memorandum, or any of the representations and warranties in Section 5.3 or covenants in this Agreement are no longer true in all material respects, Borrower will promptly advise Bank.

2.4         Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (a) following the occurrence of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether there has been an Event of Default, (i) notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or  preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3            CONDITIONS OF LOANS

3.1         Conditions Precedent to Initial Advance.  Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           the Exim Agreement and all of the conditions precedent thereto;

(b)           a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           a legal opinion of Borrower’s counsel (authority/enforceability), in form and substance acceptable to Bank);

(d)           a landlord’s consent executed by the applicable landlord in favor of Bank for Borrower’s locations at (i) One Patriots Park, Bedford, Massachusetts 01730 and (ii) 25 Sagamore Road, Hudson, New Hampshire 03051;

(e)           Account Control Agreement/Securities Account Control Agreement;

(f)           evidence satisfactory to Bank that the insurance policies required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(g)           payment of the fees and Bank Expenses then due and payable;  and

(h)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2         Conditions Precedent to all Advances.  Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a)           receipt of the Advance Request and Invoice Transmittal;

(b)           Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(d); and

(c)           each of the representations and warranties in Section 5 shall be true on the date of the Advance Request and Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance.  Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

4            CREATION OF SECURITY INTEREST

4.1         Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein (subject to the security interest granted in the Exim Agreement) shall be a first priority security interest in the Collateral.  If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time this Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Agreement only with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles (as such terms are defined in the Exim Agreement) is subject to and subordinate to the security interest granted to Bank in the Exim Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.

4.2         Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1         Due Organization and Authorization.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  Borrower has previously delivered to Bank the Perfection Certificate.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2         Collateral.  Borrower has good title, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

All Inventory is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.  Without prior consent from Bank, Borrower shall not enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition.  Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

5.3         Financed Receivables.  Borrower represents and warrants for each Financed Receivable:

(a)           Such Financed Receivable is an Eligible Account;

(b)           Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)           The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d)           Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

(e)           Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)           There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)           Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)           Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)            Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j)            No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4         Litigation.  Except as set forth on Schedule 5.4 attached hereto, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5         No Material Deterioration in Financial Statements.  All consolidated financial statements for Borrower and any Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6         Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7         Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the

Public Utility Holding Company Act of 2005.  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8         Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9         Tax Returns and Payments; Pension Contributions.  Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10       Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6            AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2         Financial Statements, Reports, Certificates.

(a)           Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower’s stock becomes publicly held, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) at least annually, and no later than sixty (60) days prior to Borrower’s fiscal year end, and contemporaneously with any updates thereto, board-approved projections; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b)           Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c)           Allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence of an Event of Default, Borrower shall be obligated to pay for not more than two (2) audits per year.  After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorization from Borrower.

(d)           Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e)           Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, (i) an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank, and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment.

(f)           When Borrower is Streamline Facility Eligible, provide Bank with (i) as soon as available, but no later than five (5) days following each Reconciliation Period, and (ii) in connection with any request for an Advance, a duly completed borrowing base certificate signed by a Responsible Officer, in form acceptable to Bank in its sole discretion.

(g)           Immediately upon Borrower ceasing to be Streamline Facility Eligible, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.

6.3         Taxes.  Borrower shall make, and cause each Subsidiary to make, timely payment of all federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4         Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5         Accounts.

(a)           To permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain all of Borrower’s and such Subsidiaries’, depository and operating accounts and securities accounts with Bank and Bank’s affiliates; provided, however, Borrower may maintain (i) Spire Corporation’s account no. 0000 2591 5267 with Bank of America, N.A., providedthat the aggregate balance in such account shall at no time exceed Twenty Five Thousand Dollars ($25,000.00), and (ii) Spire Semiconductor’s account with RBS, Citizens, provided that the aggregate balance in such account shall at no time exceed Twenty Five Thousand Dollars ($25,000.00).  Any Guarantor shall maintain all depository and operating accounts with Bank, and, with respect to securities accounts, with an affiliate of Bank.

(b)           Borrower shall identify to Bank, in writing, any deposit or securities account opened by Borrower with any institution other than Bank.  In addition, for each such account that Borrower or Guarantor at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder, which control agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

6.6         Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00).

6.7         Financial Covenant - Liquidity.  Borrower shall maintain at all times, to be tested as of the last day of each month, Liquidity of at least One Million Dollars ($1,000,000.00).

6.8         Protection of Intellectual Property Rights.  Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9         Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10       Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7            NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1         Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for

Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments.

7.2         Changes in Business, Ownership, Management or Business Locations.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the investment), or have a change in management such that a Key Person ceases to hold such office with Borrower and a replacement satisfactory to Bank is not made within ninety (90) days thereafter.  Borrower shall not, without at least thirty (30) days prior written notice to Bank: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3         Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower; provided that, in the case of a merger of a Subsidiary into Borrower, Borrower shall remain the surviving entity.

7.4         Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5         Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6         Distributions; Investments.  (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7         Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8         Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.9         Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.10       Subsidiaries.  Permit any Subsidiary other than a Borrower to maintain assets with an aggregate value in excess of Twenty Five Thousand Dollars ($25,000.00) at any time.

8            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1         Payment Default.  Borrower fails to pay any of the Obligations when due;

8.2         Covenant Default.  Borrower fails or neglects to perform any obligation in Section 6 or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof;

8.3         Material Adverse Change.  A Material Adverse Change occurs;

8.4         Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5         Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty five (45) days (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6         Other Agreements.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000.00) or that could result in a Material Adverse Change;

8.7         Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Advances will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8         Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later  in this Agreement, any Loan Document or in writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9         Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement, intercreditor agreement, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of the agreement;

8.10       Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any

Guarantor; (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.11       Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12       Exim Default.  The occurrence of an Event of Default (as defined in the Exim Agreement) under the Exim Agreement.

9            BANK’S RIGHTS AND REMEDIES

9.1         Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any letters of credit remaining undrawn, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d)           settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e)           make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i)           demand and receive possession of Borrower’s Books; and

(j)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2         Protective Payments.  If Borrower fails to obtain insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or by any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable effort to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3         Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4         Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5         Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10          NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number provided at the beginning of this Agreement.  Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

11          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts,

Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in the preamble of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12          GENERAL PROVISIONS

12.1       Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2       Indemnification.  Borrower agrees to indemnify, defend, and hold Bank and its officers, directors, employees, agents, attorneys or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3       Right of Set-Off.  Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4       Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5       Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6       Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7       Amendments in Writing; Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9       Borrower Liability.  Each Borrower may, acting singly, request Advances hereunder.  Each Borrower hereby appoints the others as agent for the others for all purposes hereunder, including with respect to requesting Advances hereunder.  Each Borrower hereunder shall be obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by  Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law.  Each Borrower waives any right to require Bank to: (a) proceed against any Borrower or any other person; (b) proceed against or exhaust any security; or (c) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.

12.10     Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.11     Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.12     Ratification of Perfection Certificate.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificates dated as of June 22, 2009, delivered by (a) Spire Corporation to Bank, (b) Spire Solar to Bank, (c) Spire Biomedical to Bank, and (d) Spire Semiconductor to Bank (individually and collectively, the “Perfection Certificate”), and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

12.13     Amended and Restated Agreement.  This Agreement amends and restates, in its entirety, that certain Amended and Restated Loan and Security Agreement dated as of June 22, 2009 by and among Bank and Borrower, as amended (the “Prior Agreement”).  Bank hereby waives Borrower’s existing defaults under the Prior Agreement by virtue of Borrower’s failure to comply with (a) the financial covenant set forth in Section 6.9(a) thereof (relative to the requirement that Borrower maintain a certain tangible net worth) and (b) the financial covenant set forth in Section 6.9(b) thereof (relative to the requirement that Borrower maintain a certain liquidity) (as required prior to this Agreement).  Bank’s waiver of Borrower’s compliance of said affirmative covenants shall apply only to the foregoing specific periods.

13          DEFINITIONS

13.1       Definitions.  In this Agreement:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1.

“Advance Rate” is eighty percent (80.0%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.

“Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Aggregate Eligible Accounts” is defined in Section 2.1.1.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus (a) with respect to Financed Receivables based upon Eligible Accounts, three percent (3.0%), and (b) with respect to Financed Receivables based upon Aggregate Eligible Accounts, two percent (2.0%), provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower had Net Income of at least One Dollar ($1.00) at all times during the three-month period ending on the last day of the applicable Testing Month, the Applicable Rate with respect to Financed Receivables based upon Aggregate Eligible Accounts shall be a per annum rate equal to the Prime Rate plus one and one-half of one percent (1.50%).

“Availability Amount” is the remaining amount Borrower has available to borrow (a) hereunder pursuant to Section 2.1.1, and (b) under the Exim Agreement pursuant to Section 2.1.1 of the Exim Agreement, at any given time (taking into account all borrowing formulas herein and in the Exim Agreement, and the then-outstanding balances).

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Handling Fee” is defined in Section 2.2.4.

“Collections” are (a) all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables, and (b) the monthly refinancing by Bank, to be completed at Bank’s discretion pursuant to Section 2.3.1(b)(iii), of all outstanding Advances which are based upon Aggregate Eligible Accounts.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Early Termination Fee” is defined in Section 2.1.1.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion.  Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)           Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)           Accounts owing from an Account Debtor which does not have its principal place of business in the United States, unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(c)           Accounts billed and/or payable outside of the United States, unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(d)           Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(e)           Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(f)           Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g)           Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(h)           Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(i)           Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts), but excluding milestone billings if they have been accepted in writing by an Account Debtor;

(j)           Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(k)           Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(l)           Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(m)           Accounts for which the Account Debtor has not been invoiced;

(n)           Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(o)           Accounts subject to chargebacks or other payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(p)           Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(q)           Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(r)           with respect to requested Advances based upon Aggregate Eligible Accounts, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(s)           with respect to requested Advances based upon Aggregate Eligible Accounts, Accounts owing from an Account Debtor, fifty percent (50.0%) or more of whose Accounts have not been paid within ninety (90) days of invoice date; and

(t)           Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 8.

“Exim Agreement” is that certain Amended and Restated Export-Import Bank Loan and Security Agreement dated as of the Effective Date by and between Bank and Borrower, and all documents, instruments and agreements executed in connection therewith, as each may be amended from time to time.

“Facility Amount” is Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00).

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.3.

“Financed Receivables” are all those Eligible Accounts and Aggregate Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Key Person” is any of Borrower’s Chief Executive Officer or Chief Financial Officer.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is (a) Borrower’s unrestricted cash maintained with Bank, plus (b) the Availability Amount.

“Loan Documents” are, collectively, this Agreement, the Exim Agreement, the Perfection Certificate, any subordination agreements, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 2.2.7.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” is May 31, 2010.

“Minimum Finance Charge” is Five Thousand Dollars ($5,000.00).

“Net Income” means, as calculated for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

 “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the Exim Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Perfection Certificate” is defined in Section 12.12.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents, including, without limitation, the EXIM Agreement;

(b)           Subordinated Debt;

(c)           Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(d)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e)           Indebtedness secured by Permitted Liens;

(f)           Indebtedness of any Borrower to any other Borrower; and

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(b)           Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in any Subsidiaries that is not a Borrower (with the exception of Gloria Spire Solar, LLC, for which no further Investments shall be permitted) not to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate in any fiscal year;

(c)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

 (d)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (e) shall not apply to Investments of Borrower in any Subsidiary;

(e)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

 (f)           Investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000.00) and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”); (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks; and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and

(g)           Investments consisting of intercompany loans by Borrower to any other Borrower in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

 “Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s Lien and the aggregate amount of such Liens does not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

 (e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(f)           Liens securing Permitted Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the greater of (a) six percent (6.0%) and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prior Agreement” is defined in Section 12.13.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Sale Event” means the sale of Borrower’s biocatheter division on terms and pursuant to documentation acceptable to Bank in Bank’s sole discretion.

“Streamline Account Balance” is the aggregate outstanding amount of all Advances made based upon Aggregate Eligible Accounts.

“Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that it (a) had Liquidity of at least Six Million Dollars ($6,000,000.00) at all times during the applicable Testing Month, and (b) has Liquidity of at least Six Million Dollars ($6,000,000.00) on such day.

“Subject Month” is the month which is two (2) calendar months after any Testing Month.

 “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Term Loan” is defined in Section 2.1.2(a).

“Testing Month” is any month with respect to which Bank has tested (a) Borrower’s Liquidity in order to determine if Borrower is Streamline Facility Eligible, and (b) Borrower’s Net Income in order to determine the Applicable Rate when Borrower is Streamline Facility Eligible.

 [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

SPIRE CORPORATION

By:            /s/ Christian Dufresne                                                      By:          /s/ Roger G. Little
Name       Christian Dufresne                                                                             Name:    Roger G. Little
Title:        Treasurer                                                                                             Title:      President

SPIRE SOLAR, INC.

By:            /s/ Christian Dufresne                                                      By:          /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:    Roger G. Little
Title:        Treasurer                                                                                             Title:      President

SPIRE BIOMEDICAL, INC.

By:            /s/ Christian Dufresne                                                      By:          /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:    Roger G. Little
Title:        Treasurer                                                                                             Title:      President

SPIRE SEMICONDUCTOR, LLC

By: Spire Corporation, a Massachusetts corporation,

its sole Member and Manager

By:            /s/ Christian Dufresne                                                      By:          /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:   Roger G. Little
Title:        Treasurer of Spire Corporation, its Manager                                 Title:Chief Operating Officer

BANK:

SILICON VALLEY BANK

By:            /s/ Laura M. Scott
Name:      Laura M. Scott
Title:        SVP